UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

Gaia, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

36269P104

(CUSIP Number)

May 1, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36269P104	SCHEDULE 13G	Page 2 of 9

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mubadala Investment Company PJSC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 36269P104	SCHEDULE 13G	Page 3 of 9

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mubadala Development Company PJSC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 36269P104	SCHEDULE 13G	Page 4 of 9

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MDC Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 36269P104	SCHEDULE 13G	Page 5 of 9

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MDC Capital (Cayman) Limited, as trustee for Fifty First Investment Company LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 36269P104	Page 6 of 9

This Amendment No. 2 amends and restates in its entirety the statement on Schedule 13G filed by the Reporting Persons listed in Item 2 with the Securities and Exchange Commission on December 3, 2018, which relates to the Common Stock, par value $0.0001 per share, of Gaia, Inc. (the “Issuer”).

Item 1.

(a)	Name of Issuer:

Gaia, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

833 West South Boulder Road, Louisville, CO 80027

Item 2.

(a)	Name of Person Filing:

(i)	Mubadala Investment Company PJSC

(ii)	Mubadala Development Company PJSC

(iii)	MDC Capital LLC

(iv)	MDC Capital (Cayman) Limited, as trustee for Fifty First Investment Company LLC

(b)	Address of Principal Business Office or, if none, Residence:

(i)	P.O. Box 45005, Abu Dhabi, United Arab Emirates

(ii)	P.O. Box 45005, Abu Dhabi, United Arab Emirates

(iii)	P.O. Box 45005, Abu Dhabi, United Arab Emirates

(iv)	Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands

(c)	Citizenship:

(i)	The Emirate of Abu Dhabi, United Arab Emirates

(ii)	The Emirate of Abu Dhabi, United Arab Emirates

(iii)	The Emirate of Abu Dhabi, United Arab Emirates

(iv)	Cayman Islands

(d)	Title of Class of Securities:

Class A Common Stock, par value $0.0001 per share

(e)	CUSIP Number:

36269P104

CUSIP No. 36269P104	Page 7 of 9

Item 3.

Not applicable.

Item 4.  Ownership.

(a)	Amount Beneficially Owned:

0 shares are held of record by MDC Capital (Cayman) Limited (“MDC Capital (Cayman)”), as trustee for Fifty First Investment Company LLC.  MDC Capital (Cayman) is a direct wholly-owned subsidiary of MDC Capital LLC. MDC Capital LLC, MDC Capital (Cayman) and Fifty First Investment Company LLC are controlled subsidiaries of Mubadala Development Company PJSC. Mubadala Development Company PJSC is wholly owned by Mubadala Investment Company PJSC.

(b)	Percent of Class: The responses of the Reporting Persons to Row (11) of the cover pages of this Statement are incorporated herein by reference.

(c)	Number of shares as to which the person has: The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this Statement are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Member of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 36269P104	Page 8 of 9
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

MUBADALA INVESTMENT COMPANY PJSC

May 13, 2019
Date

/s/ Christopher Fazekas
Signature

Christopher Fazekas / Authorized Signatory
Name/Title

MUBADALA DEVELOPMENT COMPANY PJSC

May 13, 2019
Date

/s/ Christopher Fazekas
Signature

Christopher Fazekas / Authorized Signatory
Name/Title

MDC CAPITAL LLC

May 13, 2019
Date

/s/ Christopher Fazekas
Signature

Christopher Fazekas / Authorized Signatory
Name/Title

MDC CAPITAL (CAYMAN) LIMITED, AS TRUSTEE FOR FIFTY FIRST INVESTMENT COMPANY LLC

May 13, 2019
Date

/s/ Christopher Fazekas
Signature

Christopher Fazekas / Authorized Signatory
Name/Title